EXHIBIT 10.17

FANNIE MAE

DIRECTOR’S CHARITABLE AWARD PROGRAM

1.	PURPOSE OF THE PROGRAM

The Fannie Mae Director’s Charitable Award Program (the “Program”) allows each eligible Director of Fannie Mae (the “Company”) to recommend that the Company make a donation of up to $1,000,000 to the eligible tax-exempt organization(s) (the “Donee(s)”) selected by the Director, with the donation to be made, in the Director’s name, in ten equal annual installments, with the first installment to be made as soon as is practicable after the Director’s death. The purpose of the Program is to acknowledge the service of the Company’s Directors, recognize the interest of the Company and its Directors in supporting worthy institutions, and enhance the Company’s Director benefit program so that the Company is able to continue to attract and retain Directors of the highest caliber.

2.	ELIGIBILITY

All persons serving as Directors of Fannie Mae as of January 1, 1993, shall be eligible to participate in the Program. All Directors who join the Company’s Board of Directors after that date shall be immediately eligible to participate in the Program upon election or appointment to the Board.

3.	RECOMMENDATION OF DONATION

When a Director becomes eligible to participate in the Program, he or she shall make a written recommendation to the Company, on a form approved by the Company for this purpose, designating the Donee(s) which he or she intends to be the recipient(s) of the Company donation to be made on his or her behalf. A Director may revise or revoke any such recommendation prior to his or her death by signing a new recommendation form and submitting it to the Company.

Rev. December 1997

4.	AMOUNT AND TIMING OF DONATION

Each eligible Director may choose one organization to receive a Company donation of $1,000,000, or up to five organizations to receive donations aggregating $1,000,000. Each recommended organization must be recommended to receive a donation of at least $100,000. The donation will be made by Fannie Mae in ten equal annual installments, with the first installment to be made as soon as is practicable after the Director’s death. If a Director recommends more than one organization to receive a donation, generally each will receive a prorated portion of each annual installment. Each annual installment payment will be divided among the recommended organizations in the same proportions as the total donation amount has been allocated among the organizations by the Director. However, a Director may instruct the Company to allocate the installment payments in a different manner.

5.	DONEES AND RESTRICTIONS ON USE OF FUNDS

In order to be eligible to receive a donation, a recommended organization must be an educational institution or charitable organization, and must initially, and at the time a donation is to be made, qualify to receive tax-deductible donations under the Internal Revenue Code. Also, the organization must be reviewed and approved by The Ayco Company, L. P. An organization will be approved by Ayco unless it determines, in the exercise of its good faith judgment and in consultation with Fannie Mae’s Director of Employee Benefits, that a donation to the organization would be detrimental to the best interests of the Company. Private foundations are not eligible to receive donations under the Program.

A Director may impose restrictions on the manner in which a recommended organization may use the funds it receives as the result of a Program donation made on the Director’s behalf. Any such restrictions must be reviewed and approved by Ayco; the restrictions will be approved by Ayco unless it determines, in the exercise of its good faith judgment and in consultation with Fannie Mae’s Director of Employee Benefits, that the restrictions imposed would be detrimental to the best interests of Fannie Mae.

After a donation is made to a Donee, neither the Company nor Ayco shall be responsible for monitoring the use of the funds by the Donee to determine whether the Donee is complying with any restrictions imposed by the Director on the donation. However, if Ayco becomes aware that a Donee is not complying with the restrictions imposed by a Director, it may, in consultation with the Director of Employee Benefits of Fannie Mae, suspend any further donations to the Donee until the restrictions are complied with, or it may decide that no further donations will be made to the Donee, as it deems appropriate.

If a recommended organization becomes ineligible to receive a donation under the Program, and the Director does not complete a new Beneficiary Recommendation Form before his or her death, or if Ayco determines that no further donations will be made to a Donee because of the Donee’s failure to comply with restrictions imposed by the Director on the donation, the amount recommended to be donated to the Donee (or the remaining amount, if a portion of the donation has been paid to the Donee) shall be donated to the Director’s other Donee(s) on a prorata basis. The amount in question shall be prorated among the remaining eligible Donees based on the recommended donation amounts for each such Donee. If there are no remaining eligible Donees, the amount in question shall be donated to the eligible Donee(s) selected by the Committee.

6.	VESTING

A Director will become vested in the Program donation at the rate of $100,000 for each twelve full months of Board service. Therefore, a Director will be vested in the entire $1,000,000 donation amount when he or she completes ten years of Board service. However, a Director will become fully vested in the Program if termination of Board service is due to death, disability or other circumstances deemed appropriate by the Compensation Committee of the Board of Directors of the Company (the “Committee”). Also, for Directors serving on January 1, 1993, Board service prior to adoption of the Program will be counted as vesting service. Even though a Director is partially or fully vested under the Program, the amendment, suspension or termination of the Program by the Board of Directors may operate to reduce or cancel all future contributions under the Program.

7.	FUNDING AND PROGRAM ASSETS

Fannie Mae may fund the Program or it may choose not to fund the Program. If the Company elects to fund the Program in any manner, neither the Directors nor their recommended Donee(s) shall have any rights or interests in any assets of the Company identified for such purpose. Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any Donee recommended by a Director to receive a donation, or shall give, or be deemed to give, any Director or recommended Donee any interest in any assets of the Program or the Company. If the Company elects to fund the Program through life insurance policies, a participating Director agrees to cooperate and fulfill the enrollment requirements necessary to obtain insurance on his or her life.

8.	CLAIMS

All disputed claims for benefits under the Program shall be submitted to, and within a reasonable period of time decided by, the Committee or a person or persons designated by the Committee. Written notice of the decision on each such claim shall be furnished reasonably promptly to the claimant. If the claim is wholly or partially denied, such written notice shall set forth an explanation of the specific findings and conclusions on which such denial is based. A claimant may review all pertinent documents and may request a review by the Committee of such a decision denying the claim. Such a request shall be made in writing and filed with the Committee within a reasonable period of time, as specified by said Committee in writing from time to time, after delivery to said claimant of written notice of said decision. Such written request for review shall contain all additional information which the claimant wishes the Committee to consider. The Committee may hold any hearing or conduct any independent investigation which it deems necessary to render its decision, and the decision on review shall be made as soon as possible after said Committee’s receipt of the request for review. Written notice of the decision on review shall be promptly furnished to the claimant and shall include specific reasons for such decision. This administrative procedure is the sole remedy available for disputes concerning the Program. Directors and claimants have no right to arbitration or court action for disputes arising under the Program. For all purposes under the Program, such decisions on claims (where no review is requested) and decisions on review (where review is requested) shall be final, binding, and conclusive on all parties.

9.	AMENDMENT OR TERMINATION

The Board of Directors of the Company may, at any time, without the consent of the Directors participating in the Program, amend, suspend, or terminate the Program, and delegates to the Committee the authority to adopt amendments that may be necessary or appropriate to facilitate the administration, management and interpretation of the Program or to conform the Program thereto, or that may be necessary or appropriate to qualify or maintain the Program as a Program meeting the requirements of any applicable section of law, provided any such amendment does not significantly affect the cost to the Company of maintaining the Program.

10.	ADMINISTRATION

The Program shall be administered by the Committee. A majority of the members of the Committee shall constitute a quorum. The Committee may act at a meeting by action of a majority of the members present, or without a meeting by unanimous written consent. The Committee shall have plenary authority in its discretion, but subject to the provisions of the Program, to prescribe, amend, and rescind from time to time any guidelines deemed necessary or appropriate for the administration or interpretation of the Program, and to interpret the Program, and make all determinations and take all other actions considered necessary or advisable for the administration of the Program. All decisions, actions or interpretations of the Committee shall be final, conclusive and binding upon all parties. The Committee may delegate to any agent or individual or to any subcommittee or member of the Committee its authority to perform any act hereunder, including without limitation those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at the discretion of said Committee.

11.	GOVERNING LAW

The Program shall be construed and enforced according to the laws of the District of Columbia, and all provisions thereof shall be administered according to the laws of said District.

12.	EFFECTIVE DATE

The effective date of the Program is January 1, 1993. The recommendation of an individual Director will be effective when he or she completes all enrollment requirements.

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